Timberline Resources

October 9, 2020

Steve Osterberg

Osterberg@timberline-resource.com

Osterberg Employment Letter

Dear Steve,

We are pleased to offer you the position of Vice President of Exploration. We would like you to continue on the Board of Directors (BOD) until our next Annual General Meeting (AGM). Thereafter we ask you to continue to participate in BOD meetings as an Officer of the Company.

Upon your acceptance of this letter agreement, it will replace your current employment contract.

The following are the key elements of our offer:

• Position Title: Vice President of Exploration and continuation on the BOD until the next AGM.

• Reporting Relationship:

• Report to Chief Executive Officer (CEO)

• Timing: Upon acceptance of this Letter Agreement

• Principal responsibilities:

• Support the CEO,

• Development and execution of exploration and project management under the director of the CEO.

• Commitment: 100%.

• Compensation: $150,000 annually, paid monthly or bi-monthly.

• Vacation: Four weeks within the calendar year. Initial vacation time prorated for time within the year of hire and deemed to be earned upon hire. Vacation must be taken in the calendar year.

• Fringe Benefits: Medical stipend of $1,000/mo or participation in our group plan or cost for comparable coverage in plan.

• Change of Control: Annual salary plus payment for accrued vacation subject to share appreciation from date of hire. Immediate vesting of options and RSU’s in the event of an accretive change of control. Definition of Change of Control will be appended.

• Termination Without Cause: Three month’s salary, payment of accrued vacation and continuation of medical coverage for this period of time.

• Incentives:

• Options: 250,000 options, 5-year term, at an execution price of the share price on day of your acceptance of this letter agreement and acknowledgement by the BOD. Immediate vesting.

• Restricted Share Units RSUs: 250,000 RSUs granted:

• Completion of a Preliminary Economic Assessment with a Net Present Value of at least $250MM (using a precious metal price consistent with industry standards and approved by the BOD) or,

•  Other significant milestones agreed upon by the BOD, or

• A Change of Control under terms that are accretive to the share capital of the company or as determined by the BOD.

Please acknowledge acceptance of our offer by signing and returning a copy of this letter to me.

If you have any questions, please do not hesitate to call. We look forward to leadership as we continue to grow Timberline Resources.

Sincerely,

Leigh

Leigh Freeman

Chairman of Board of Directors

By attaching your signature below, you acknowledge acceptance of the position of Vice President Exploration and Director as described above.

Accepted:

“Change in Control” shall mean the occurrence after the Effective Date hereof of any of:

a)an acquisition after the Effective Date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) in excess of 40% of the voting securities of the Company;

b)the Company merges into or consolidates with any other legal entity or Person, or any legal entity or Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction;

c)the Company sells or transfers all or substantially all of its assets to another legal entity or Person and the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction;

d)In any 12-month period, the individuals who, as of the beginning of the 12-month period, constitute the Board cease for any reason to constitute at least a majority of the Board; or

e)the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.